Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data.

MANAGEMENT’S ANNUAL REPORT ON
INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of Forestar is responsible for establishing and maintaining adequate internal control over financial reporting. Management has designed our internal control over financial reporting to provide reasonable assurance that our published financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.
Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year end. In making this assessment, management used the Internal Control - Integrated Framework issued in July 1994 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of year-end. Based upon this assessment, management believes that our internal control over financial reporting is effective as of year-end 2012.
We completed the acquisition of CREDO Petroleum Corporation (Credo) on September 28, 2012. Due to the timing of the acquisition, we have excluded Credo from our evaluation of the effectiveness of internal controls over financial reporting.
Ernst & Young LLP, the independent registered public accounting firm that audited our financial statements included in this Form 8-K, has also audited our internal control over financial reporting. Their attestation report follows this report of management.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Forestar Group Inc.:
We have audited Forestar Group Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Forestar Group Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management's Annual Report on Internal Control over Financial Reporting, management's assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of CREDO Petroleum Corporation, which is included in the 2012 consolidated financial statements of Forestar Group Inc. and constituted $194,358,000 and $156,751,000 of total and net assets, respectively, as of December 31, 2012 and $10,134,000 and $1,536,000 of revenues and net income, respectively, for the year then ended. Our audit of internal control over financial reporting of Forestar Group Inc. also did not include an evaluation of the internal control over financial reporting of CREDO Petroleum Corporation.

In our opinion, Forestar Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Forestar Group Inc. as of December 31, 2012 and December 31, 2011, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2012 of Forestar Group Inc. and our report dated March 14, 2013 (except for Note 16, as to which the date is November 20, 2013) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Austin, Texas
March 14, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Forestar Group Inc.:
We have audited the accompanying consolidated balance sheets of Forestar Group Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Forestar Group Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all materials respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Forestar Group Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Austin, Texas
March 14, 2013, except for Note 16,
as to which the date is November 20, 2013

FORESTAR GROUP INC.
CONSOLIDATED BALANCE SHEETS

	At Year-End
	2012	2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$10,361	$18,283
Real estate	517,150	565,367
Oil and natural gas properties and equipment, net of accumulated depletion of $4,657 in 2012 and $155 in 2011	158,427	4,561
Investment in unconsolidated ventures	41,546	64,223
Timber	12,293	14,240
Receivables, net	33,623	23,281
Prepaid expenses	6,455	2,931
Property and equipment, net of accumulated depreciation of $5,721 in 2012 and $5,164 in 2011	4,859	5,178
Deferred tax asset, net	54,748	72,942
Goodwill and other intangible assets	63,868	5,451
Other assets	15,104	18,400
TOTAL ASSETS	$918,434	$794,857
LIABILITIES AND EQUITY
Accounts payable	$25,800	$5,044
Accrued employee compensation and benefits	5,667	1,421
Accrued property taxes	4,231	4,986
Accrued interest	1,168	1,086
Income taxes payable	587	8,501
Other accrued expenses	15,168	7,716
Other liabilities	38,203	33,304
Debt	294,063	221,587
TOTAL LIABILITIES	384,887	283,645
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Forestar Group Inc. shareholders’ equity:
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 36,946,603 issued at December 31, 2012 and 36,835,732 issued at December 31, 2011	36,947	36,836
Additional paid-in capital	407,206	398,517
Retained earnings	121,097	108,155
Treasury stock, at cost, 2,327,623 shares at December 31, 2012 and 2,212,876 shares at December 31, 2011	(35,762)	(33,982)
Total Forestar Group Inc. shareholders’ equity	529,488	509,526
Noncontrolling interests	4,059	1,686
TOTAL EQUITY	533,547	511,212
TOTAL LIABILITIES AND EQUITY	$918,434	$794,857
Please read the notes to the consolidated financial statements.

FORESTAR GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year
	2012	2011	2010
	(In thousands, except per share amounts)
REVENUES
Real estate sales and other	$81,459	$79,348	$47,043
Commercial and income producing properties	38,656	26,820	21,226
Real estate	120,115	106,168	68,269
Oil and gas	44,220	24,448	24,790
Other natural resources	8,256	4,957	8,301
	172,591	135,573	101,360
EXPENSES
Cost of real estate sales and other	(40,400)	(44,929)	(27,503)
Cost of commercial and income producing properties	(29,639)	(18,046)	(17,982)
Cost of oil and gas producing activities	(10,842)	(2,062)	(1,097)
Cost of other natural resources	(2,995)	(1,928)	(1,640)
Other operating	(55,213)	(49,132)	(40,950)
General and administrative	(32,320)	(23,326)	(22,581)
	(171,409)	(139,423)	(111,753)
GAIN ON SALE OF ASSETS	25,983	61,965	29,278
OPERATING INCOME	27,165	58,115	18,885
Equity in earnings (loss) of unconsolidated ventures	14,469	(29,209)	4,701
Interest expense	(19,363)	(17,012)	(16,446)
Other non-operating income	3,621	368	1,164
INCOME BEFORE TAXES	25,892	12,262	8,304
Income tax expense	(8,016)	(3,021)	(2,470)
CONSOLIDATED NET INCOME	17,876	9,241	5,834
Less: Net (income) attributable to noncontrolling interests	(4,934)	(2,087)	(709)
NET INCOME ATTRIBUTABLE TO FORESTAR GROUP INC.	$12,942	$7,154	$5,125
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	35,214	35,413	35,893
Diluted	35,482	35,781	36,377
NET INCOME PER COMMON SHARE
Basic	$0.37	$0.20	$0.14
Diluted	$0.36	$0.20	$0.14
COMPREHENSIVE INCOME
Consolidated net income	$17,876	$9,241	$5,834
Change in fair value of interest rate swap agreement (matured in 2010)	—	—	393
Income tax effect of change in fair value	—	—	(137)
Total comprehensive income	17,876	9,241	6,090
Less: Comprehensive income attributable to noncontrolling interests	(4,934)	(2,087)	(709)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FORESTAR GROUP INC.	$12,942	$7,154	$5,381

Please read the notes to the consolidated financial statements.

FORESTAR GROUP INC.
CONSOLIDATED STATEMENTS OF EQUITY

		Forestar Group Inc. Shareholders
		Common Stock			Treasury Stock		Accumulated Other Comprehensive Income	Retained Earnings	Non-controlling Interests
	Total	Shares	Amount	Additional Paid-in Capital	Shares	Amount
	(In thousands, except per share amounts)
Balance at December 31, 2009	$518,335	36,255,336	$36,255	$384,795	(209,544)	$(4,214)	$(256)	$95,876	$5,879
Net income	5,834	—	—	—	—	—	—	5,125	709
Unrealized gain on interest rate swap, net of taxes of ($137)	256	—	—	—	—	—	256	—	—
Comprehensive income	$6,090
Distributions to noncontrolling interest	(2,690)	—	—	—	—	—	—	—	(2,690)
Contributions from noncontrolling interest	817	—	—	—	—	—	—	—	817
Issuances of common stock	—	2,585	3	(3)	—	—	—	—	—
Issuances of restricted stock	—	308,697	309	(309)	—	—	—	—	—
Issuances from exercises of stock options	1,199	91,078	91	1,108	—	—	—	—	—
Issuances from restricted stock units	165	9,514	9	156	—	—	—	—	—
Shares withheld for payroll taxes	(7)	—	—	—	(389)	(7)	—	—	—
Shares exchanged for options exercised	(54)	—	—	—	(2,858)	(54)	—	—	—
Shares repurchased	(15,178)	—	—	—	(1,000,987)	(15,178)	—	—	—
Forfeitures of restricted stock	—	—	—	3	(2,869)	(3)	—	—	—
Share-based compensation	5,572	—	—	5,572	—	—	—	—	—
Tax benefit from exercise of restricted stock units and stock options and vested restricted stock	30	—	—	30	—	—	—	—	—
Balance at December 31, 2010	$514,279	36,667,210	$36,667	$391,352	(1,216,647)	$(19,456)	$—	$101,001	$4,715
Net income	9,241	—	—	—	—	—	—	7,154	2,087
Distributions to noncontrolling interest	(5,259)	—	—	—	—	—	—	—	(5,259)
Contributions from noncontrolling interest	143	—	—	—	—	—	—	—	143
Issuances of common stock	—	1,347	1	(1)	—	—	—	—	—
Issuances of restricted stock	—	39,595	40	(40)	—	—	—	—	—
Issuances from exercises of stock options	1,470	127,580	128	1,342	—	—	—	—	—
Shares withheld for payroll taxes	(1,367)	—	—	—	(77,562)	(1,367)	—	—	—
Shares exchanged for options exercised	(180)	—	—	—	(9,795)	(180)	—	—	—
Shares repurchased	(12,977)	—	—	—	(906,708)	(12,977)	—	—	—
Forfeitures of restricted stock	—	—	—	2	(2,164)	(2)	—	—	—
Share-based compensation	5,972	—	—	5,972	—	—	—	—	—
Tax benefit from exercise of restricted stock units and stock options and vested restricted stock	(110)	—	—	(110)	—	—	—	—	—
Balance at December 31, 2011	$511,212	36,835,732	$36,836	$398,517	(2,212,876)	$(33,982)	$—	$108,155	$1,686
Net income	17,876	—	—	—	—	—	—	12,942	4,934
Distributions to noncontrolling interest	(3,694)	—	—	—	—	—	—	—	(3,694)
Contributions from noncontrolling interest	1,133	—	—	—	—	—	—	—	1,133
Issuances of common stock	—	18,469	19	(19)	—	—	—	—	—
Issuances of restricted stock	300	—	—	(129)	27,934	429	—	—	—
Issuances from exercises of stock options	1,430	92,402	92	899	28,496	439	—	—	—
Shares withheld for payroll taxes	(968)	—	—	—	(59,603)	(968)	—	—	—
Shares exchanged for options exercised	(271)	—	—	—	(17,124)	(271)	—	—	—
Shares repurchased	(1,409)	—	—	—	(94,450)	(1,409)	—	—	—
Forfeitures of restricted stock	—	—	—	—	—	—	—	—	—
Share-based compensation	7,572	—	—	7,572	—	—	—	—	—
Tax benefit from exercise of restricted stock units and stock options and vested restricted stock	366	—	—	366	—	—	—	—	—
Balance at December 31, 2012	$533,547	36,946,603	$36,947	$407,206	(2,327,623)	$(35,762)	$—	$121,097	$4,059
Please read the notes to the consolidated financial statements.

FORESTAR GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$17,876	$9,241	$5,834
Adjustments:
Depreciation, depletion and amortization	18,926	10,802	10,558
Deferred income taxes	(6,506)	(27,177)	(6,527)
Tax benefits not recognized for book purposes	151	(147)	133
Equity in (earnings) loss of unconsolidated ventures	(14,469)	29,209	(4,701)
Distributions of earnings of unconsolidated ventures	3,251	6,597	1,609
Distributions of earnings to noncontrolling interests	(3,804)	(4,860)	(1,881)
Proceeds from consolidated ventures’ sale of assets, net	24,294	—	—
Non-cash share-based compensation	14,929	7,067	11,596
Non-cash real estate cost of sales	39,360	34,137	18,261
Non-cash cost of assets sold	—	24,931	9,503
Dry hole exploration costs	1,069	—	—
Proceeds reinvested through qualified intermediary	—	—	(23,045)
Real estate development and acquisition expenditures, net	(91,940)	(66,997)	(16,660)
Acquisition of loan secured by real estate	—	(21,137)	—
Reimbursements from utility and improvement districts	8,524	10,461	4,752
Other changes in real estate	1,384	(284)	179
Deferred income	1,070	32	1,307
Asset impairments	—	11,525	9,042
Gain on sale of assets	(25,983)	(134)	(394)
Other	(21)	73	(16)
Changes in:
Notes and accounts receivables	(1,132)	1,359	104
Proceeds due from qualified intermediary	—	—	(1,347)
Prepaid expenses and other	(2,560)	536	1,154
Accounts payable and other accrued liabilities	(2,527)	4,549	(6,394)
Income taxes	(7,914)	5,209	484
Net cash provided by (used for) operating activities	(26,022)	34,992	13,551
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, equipment, software, reforestation and other	(2,735)	(2,044)	(2,701)
Oil and natural gas properties and equipment	(21,416)	(4,304)	(1)
Investment in unconsolidated ventures	(2,318)	(2,007)	(3,291)
Return of investment in unconsolidated ventures	12,654	3,067	14,849
Business acquisition, net of cash acquired	(152,915)	—	(38,055)
Proceeds from sale of multifamily investment property	29,474	—	—
Proceeds from sale of venture interest	32,095	—	—
Proceeds from sale of property and equipment	42	103	2,602
Proceeds from termination of timber lease	—	290	—
Net cash (used for) investing activities	(105,119)	(4,895)	(26,597)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt	(74,226)	(123,399)	(63,420)
Additions to debt	203,642	123,397	81,590
Deferred financing fees	(5,883)	(3,750)	(6,304)
Return of investment to noncontrolling interest	(69)	(407)	(809)
Exercise of stock options	1,430	1,470	1,199
Repurchases of common stock	(1,409)	(12,977)	(15,178)
Payroll taxes on restricted stock and stock options	(1,239)	(1,547)	(61)
Tax benefit from share-based compensation	366	(110)	30
Other	607	143	314
Net cash (used for) provided by financing activities	123,219	(17,180)	(2,639)
Net (decrease) increase in cash and cash equivalents	(7,922)	12,917	(15,685)
Cash and cash equivalents at beginning of year	18,283	5,366	21,051
Cash and cash equivalents at year-end	$10,361	$18,283	$5,366
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$12,820	$14,166	$11,889
Income taxes	$21,678	$25,335	$8,423
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
Capitalized interest	$721	$625	$75
SUPPLEMENTAL DISCLOSURE OF BUSINESS ACQUISITIONS INFORMATION:
Proceeds reinvested through qualified intermediary under IRC Section 1031	$—	$—	$23,045
Proceeds provided by financing activities	—	—	38,055
Total business acquisitions	$—	$—	$61,100
Please read the notes to the consolidated financial statements.

FORESTAR GROUP INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies
Basis of Presentation
Our consolidated financial statements include the accounts of Forestar Group Inc., all subsidiaries, ventures, and other entities in which we have a controlling interest and variable interest entities of which we are the primary beneficiary. We eliminate all material intercompany accounts and transactions. Noncontrolling interests in consolidated pass-through entities are recognized before income taxes. We account for our investment in other entities in which we have significant influence over operations and financial policies using the equity method (we recognize our share of the entities’ income or loss and any preferential returns and treat distributions as a reduction of our investment). We account for our investment in other entities in which we do not have significant influence over operations and financial policies using the cost method (we recognize as income only distribution of accumulated earnings).
We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. Examples of significant estimates include those related to allocating costs to real estate, measuring assets for impairment and depletion of our oil and natural gas properties.
Cash and Cash Equivalents
Cash and cash equivalents include cash and other short-term instruments with original maturities of three months or less. Restricted cash included in cash and cash equivalents was $1,160,000 at year-end 2012 and $1,255,000 at year-end 2011.
Cash Flows
Expenditures for the acquisition and development of single-family and multifamily real estate are classified as operating activities. Expenditures for the acquisition of stabilized income producing properties, investment in oil and natural gas properties and equipment, and business acquisitions are classified as investing activities.
Capitalized Software
We capitalize purchased software costs as well as the direct internal and external costs associated with software we develop for our own use. We amortize these capitalized costs using the straight-line method over estimated useful lives ranging from three to seven years. The carrying value of capitalized software was $1,797,000 at year-end 2012 and $2,176,000 at year-end 2011 and is included in other assets. The amortization of these capitalized costs was $1,320,000 in 2012, $1,493,000 in 2011 and $1,206,000 in 2010 and is included in general and administrative and operating expenses.
Environmental and Asset Retirement Obligations
We recognize environmental remediation liabilities on an undiscounted basis when environmental assessments or remediation are probable and we can reasonably estimate the cost. We adjust these liabilities as further information is obtained or circumstances change. Our asset retirement obligations are related to the abandonment and site restoration requirements that result from the acquisition, construction and development of our oil and natural gas properties. We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Accretion expense related to the asset retirement obligation and depletion expense related to capitalized asset retirement cost is included in cost of oil and gas producing activities on our consolidated statements of income. The following summarizes the changes in asset retirement obligations in 2012:

(In thousands)
Beginning balance	$—
Acquisition of Credo	1,255
Accretion expense	26
Additions	79
$1,360

Fair Value Measurements
Financial instruments for which we did not elect the fair value option include cash and cash equivalents, accounts and notes receivables, other current assets, long-term debt, accounts payable and other current liabilities. With the exception of long-term notes receivable and debt, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates.
Goodwill and Other Intangible Assets
We record goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. We do not amortize goodwill or other indefinite lived intangible assets. Instead, we measure these assets for impairment based on the estimated fair values at least annually or more frequently if impairment indicators exist. We perform the annual impairment measurement as of the beginning of the fourth quarter of each year. Intangible assets with finite useful lives are amortized over their estimated useful lives.
Impairment of Long-Lived Assets
We review long-lived assets held for use, principally real estate, for impairment when events or circumstances indicate that their carrying value may not be recoverable. Impairment exists if the carrying amount of the long-lived asset is not recoverable from the undiscounted cash flows expected from its use and eventual disposition. We determine the amount of the impairment loss by comparing the carrying value of the long-lived asset to its estimated fair value. In the absence of quoted market prices, we determine estimated fair value generally based on the present value of future probability weighted cash flows expected from the sale of the long-lived asset. Non-cash impairment charges related to our owned and consolidated real estate assets are included in cost of real estate sales and other.
We evaluate our oil and natural gas properties, including facilities and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Performing these evaluations requires a significant amount of judgment since the results are based on estimated future events. Such events include a projection of future oil and natural gas sales prices, an estimate of the ultimate amount of recoverable proved oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, future inflation levels, drilling results, reservoir performance, seismic interpretation and future plans to develop acreage. The need to test a property for impairment can be based on several factors, including a significant reduction in commodity prices for oil and natural gas, unfavorable adjustments to reserves or other changes to contracts, environmental regulations or tax laws. Impairment of proved properties is required when the carrying value exceeds the related undiscounted future net cash flows of the proved reserves. We evaluate our unproved property investment and record impairment based on time or geologic factors in addition to the use of an undiscounted future net cash flow approach. Impairment expense for proved and unproved oil and natural gas properties are included in cost of oil and gas producing activities.
Income Taxes
We provide deferred income taxes using current tax rates for temporary differences between the financial accounting carrying value of assets and liabilities and their tax accounting carrying values. We recognize and value income tax exposures for the various taxing jurisdictions where we operate based on laws, elections, commonly accepted tax positions, and management estimates. We include tax penalties and interest in income tax expense. We provide a valuation allowance for any deferred tax asset that is not likely to be recoverable in future periods.
When we believe a tax position is supportable but the outcome uncertain, we include the item in our tax return but do not recognize the related benefit in our provision for taxes. Instead, we record a reserve for unrecognized tax benefits, which represents our expectation of the most likely outcome considering the technical merits and specific facts of the position. Changes to liabilities are only made when an event occurs that changes the most likely outcome, such as settlement with the relevant tax authority, expiration of statutes of limitations, changes in tax law, or recent court rulings.
Mineral Interests Owned
We acquire real estate that may include the subsurface rights associated with the property, including minerals. We capitalize the costs of acquiring these mineral interests. We amortize the cost assigned to unproved interests, principally acquisition costs, using the straight-line method over appropriate periods based on our experience, generally no longer than 10 years. Costs assigned to individual unproven interests are minimal and amortized on an aggregate basis. When we lease these interests to third-party oil and natural gas exploration and production entities, any related unamortized costs are accounted for using the cost recovery method from the cash proceeds received from lease bonus payments.
When we lease our mineral interests to third-party exploration and production entities, we retain a royalty interest and may take an additional participation in production, including a working interest. Mineral interests and working interests related to our owned mineral interests are included in oil and natural gas properties and equipment on our balance sheet, net of accumulated amortization.
Oil and Natural Gas Properties
We use the successful efforts method of accounting for our oil and natural gas producing activities. Costs to acquire mineral interests leased, costs to drill and complete development of oil and natural gas wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves and if determined incapable of producing commercial quantities of oil and natural gas it is expensed as dry hole costs. Exploration costs include dry hole costs, geological and geophysical costs, seismic studies, and delay rentals paid. We generally capitalize interest on expenditures for exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. Production costs incurred to maintain wells and related equipment are charged to expense as incurred.
Depreciation and depletion of producing oil and natural gas properties is calculated using the units-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible drilling and completion costs. Proved reserves are used to compute unit rates for unamortized acquisition of proved leasehold costs. Unit-of-production amortization rates are revised whenever there is an indication of the need for revision but at least once a year and those revisions are accounted for prospectively as changes in accounting estimates.
Operating Leases
We occupy office space in various locations under operating leases. The lease agreements may contain rent escalation clauses, construction allowances and/or contingent rent provisions. We expense operating leases ratably over the shorter of the useful life or the lease term. For scheduled rent escalation clauses, we recognize the base rent expense on a straight-line basis and record the difference between the recognized rent expense and the amounts payable under the lease as deferred lease credits included in other liabilities in the consolidated balance sheets. Deferred lease credits are amortized over the lease term. For construction allowances, we record leasehold improvement assets included in property and equipment in the consolidated balance sheets amortized over the shorter of their economic lives or the lease term. The related deferred lease credits are amortized as a reduction of rent expense over the lease term.

Property and Equipment
We carry property and equipment at cost less accumulated depreciation. We capitalize the cost of significant additions and improvements, and we expense the cost of repairs and maintenance. We capitalize interest costs incurred on major construction projects. We depreciate these assets using the straight-line method over their estimated useful lives as follows:

	Estimated	Carrying Value Year-End
	Useful Lives	2012	2011
		(In thousands)
Buildings and building improvements	10 to 40 years	$4,835	$4,916
Property and equipment	2 to 10 years	5,745	5,426
		10,580	10,342
Less: accumulated depreciation		(5,721)	(5,164)
		$4,859	$5,178
Depreciation expense of property and equipment was $962,000 in 2012, $893,000 in 2011 and $890,000 in 2010.
Real Estate
We carry real estate at the lower of cost or fair value less cost to sell. We capitalize interest costs once development begins, and we continue to capitalize throughout the development period. We also capitalize infrastructure, improvements, amenities, and other development costs incurred during the development period. We determine the cost of real estate sold using the relative sales value method. When we sell real estate from projects that are not finished, we include in the cost of real estate sold estimates of future development costs through completion, allocated based on relative sales values. These estimates of future development costs are reevaluated at least annually, with any adjustments being allocated prospectively to the remaining units available for sale.
Income producing properties are carried at cost less accumulated depreciation computed using the straight-line method over their estimated useful lives.
We have agreements with utility or improvement districts, principally in Texas, whereby we agree to convey to the districts water, sewer and other infrastructure-related assets we have constructed in connection with projects within their jurisdiction. The reimbursement for these assets ranges from 70 to 100 percent of allowable cost as defined by the district. The transfer is consummated and we receive payment when the districts have a sufficient tax base to support funding of their bonds. The cost we incur in constructing these assets is included in capitalized development costs, and upon collection, we remove the assets from capitalized development costs. We provide an allowance to reflect our past experiences related to claimed allowable development costs.
Reclassifications
In 2012, we reclassified non-cash cost of timber cut for 2011 and 2010 on the statement of cash flows to depreciation, depletion and amortization to conform with current year presentation.
Revenue
Real Estate
We recognize revenue from sales of real estate when a sale is consummated, the buyer’s initial investment is adequate, any receivables are probable of collection, the usual risks and rewards of ownership have been transferred to the buyer, and we do not have significant continuing involvement with the real estate sold. If we determine that the earnings process is not complete, we defer recognition of any gain until earned. We recognize revenue from hotel room sales and other guest services when rooms are occupied and other guest services have been rendered. We recognize revenue from our multifamily properties when payments are due from residents, generally on a monthly basis.
We exclude from revenue amounts we collect from utility or improvement districts related to the conveyance of water, sewer and other infrastructure related assets. We also exclude from revenue amounts we collect for timber sold on land being developed. These proceeds reduce capitalized development costs. We exclude from revenue amounts we collect from customers that represent sales tax or other taxes that are based on the sale. These amounts are included in other accrued expenses until paid.
Oil and Gas
We recognize revenue from the sale of oil and natural gas produced where we have a working interest when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. We estimate amount of production delivered to purchasers and the prices we receive based on our knowledge of our properties, their historical performance, NYMEX and local spot market prices and other factors. Variances between estimates and the actual amounts received are recorded when payment is received, or when better information is available.
A majority of our sales are made under contractual arrangements with terms that are considered to be usual and customary in the oil and natural gas industry. The contracts are for periods of up to five years with prices determined upon a percentage of pre-determined and published monthly index price. The terms of these contracts have not had an effect on how we recognize revenue.
We recognize revenue from mineral bonus payments received as a result of leasing our mineral interests owned to others when we have received an executed agreement with the exploration company transferring the rights to any oil or natural gas it may find and requiring drilling be done within a specified period, the payment has been collected, and we have no obligation to refund the payment. We recognize revenue from delay rentals received if drilling has not started within the specified period and when the payment has been collected. We recognize revenue from mineral royalties when the minerals have been delivered to the buyer, the value is determinable, and we are reasonably sure of collection.
Other Natural Resources
We recognize revenue from timber sales upon passage of title, which occurs at delivery; when the price is fixed and determinable; and we are reasonably sure of collection. We recognize revenue from recreational leases on the straight-line basis over the lease term if we are reasonably sure of collection.
Share-Based Compensation
We use the Black-Scholes option pricing model for stock options, Monte Carlo simulation pricing model for market-leveraged stock units, grant date fair value for equity-settled awards and period-end fair value for cash-settled awards. We expense share-based awards ratably over the vesting period or earlier based on retirement eligibility.
Timber
We carry timber at cost less the cost of timber cut. We expense the cost of timber cut based on the relationship of the timber carrying value to the estimated volume of recoverable timber multiplied by the amount of timber cut. We include the cost of timber cut in cost of other natural resources in the income statement. We determine the estimated volume of recoverable timber using statistical information and other data related to growth rates and yields gathered from physical observations, models and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. We capitalize reforestation costs incurred in developing viable seedling plantations (up to two years from planting), such as site preparation, seedlings, planting, fertilization, insect and wildlife control, and herbicide application. We expense all other costs, such as property taxes and costs of forest management personnel, as incurred. Once the seedling plantation is viable, we expense all costs to maintain the viable plantations, such as fertilization, herbicide application, insect and wildlife control, and thinning, as incurred.

Note 2 — New and Pending Accounting Pronouncements
Accounting Standards Adopted in 2012
In first quarter 2012, we adopted Accounting Standards Update (ASU) 2011-04 — Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs and ASU 2011-05 — Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Adoption of these pronouncements did not affect our earnings or financial position.
Pending Accounting Standards
ASU 2011-10 – Property, Plant, and Equipment: Derecognition of in Substance Real Estate will be effective first quarter 2013. Under ASU 2011-10, when a parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity would continue to include the real estate, debt and results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendment should be applied prospectively to deconsolidation events occurring after the effective date. Adoption is not anticipated to have a significant effect on our earnings or financial position but may result in certain additional disclosures.
ASU 2012-02– Intangibles-Goodwill and Other will be effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The amendment provides entities with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test, which is equivalent to the impairment testing requirements for other long-lived assets. Adoption is not anticipated to have a significant effect on our earnings or financial position.

Note 3 — Business Acquisitions
On September 28, 2012, pursuant to the terms of the previously announced Agreement and Plan of Merger dated June 3, 2012, we acquired 100 percent of the outstanding common stock of CREDO Petroleum Corporation (Credo) in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. In 2012, we have incurred approximately $6,323,000 in costs to outside advisors related to this transaction, which are included in general and administrative expenses.
The following summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed. The allocation is subject to change as we obtain additional information during the acquisition measurement period, in particular, the estimated value assigned to oil and natural gas properties and equipment, goodwill and deferred tax liability.

Purchase Price Allocation
(In thousands)
Cash and short-term investments	$2,300
Receivables	9,144
Oil and natural gas properties and equipment	140,514
Other properties and equipment	67
Goodwill and other intangible assets	58,396
Other	676
Total assets acquired	211,097
Accounts payable and accrued liabilities	29,927
Deferred tax liability	24,700
Other liabilities	1,255
Total liabilities assumed	55,882
Estimated fair value of net assets acquired	$155,215

The following unaudited pro forma information for the year 2012 and 2011 represents the results of our consolidated operations as if the acquisition of Credo had occurred on January 1, 2011. This information is based on historical results of operations, adjusted for certain estimated accounting adjustments and does not purport to represent our actual results of operations if the transaction would have occurred on January 1, 2011, nor is it necessarily indicative of future results.

	For the Year
	2012	2011
	(In thousands)
Revenues	$190,634	$152,340
Net income	21,583	(2,639)
In 2012, we acquired from CL Realty, L.L.C. and Temco Associates, LLC, the ventures’ interest in 17 residential and mixed-use real estate projects for $47,000,000. Subsequent to closing of these acquisitions, we received $23,370,000 from the ventures, representing our pro-rata share of distributable cash. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair value: $31,891,000 to real estate; $14,236,000 to investment in unconsolidated ventures; $1,385,000 to other assets; and $512,000 to liabilities directly related to the real estate acquired. Transaction costs of about $463,000 are included in other operating expense.
The acquired assets and operating results are included within our real estate segment and represented approximately 1,130 fully developed lots, 4,900 planned lots and over 460 commercial acres on the date of acquisition, principally in the major markets of Texas. Pro forma consolidated operating income (loss) assuming these acquisitions had occurred at the beginning of 2011 would not be significantly different than reported.

Note 4 — Goodwill and Other Intangible Assets
Carrying value of goodwill and other intangible assets follows:

	At Year-End
	2012	2011
	(In thousands)
Goodwill	$61,680	$3,874
Identified intangibles, net	2,188	1,577
	$63,868	$5,451
Goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets of $57,806,000 associated with our acquisition of Credo in 2012 and $3,874,000 associated with a water resources company acquired in 2010.
Identified intangibles includes $590,000 related to patents with definite lives associated with the Calliope Gas Recovery System acquired as part of our acquisition of Credo and is being amortized over the average remaining useful life of the patents. The net carrying value at year-end 2012 is $566,400. In addition, identified intangibles include $1,622,000 in indefinite lived groundwater leases associated with a water resources company acquired in 2010.

Note 5 — Real Estate
Real estate consists of:

	At Year-End
	2012	2011
	(In thousands)
Entitled, developed and under development projects	$361,827	$383,026
Undeveloped land (includes land in entitlement)	82,688	80,076
Income producing properties
Carrying value	100,855	129,220
Accumulated depreciation	(28,220)	(26,955)
Net carrying value	72,635	102,265
	$517,150	$565,367
Included in entitled, developed and under development projects are the estimated costs of assets we expect to convey to utility and improvement districts of $50,476,000 in 2012 and $61,526,000 in 2011, including about $34,252,000 at year-end 2012 and about $34,802,000 at year-end 2011 related to our Cibolo Canyons project near San Antonio. These costs relate to water, sewer and other infrastructure assets we have submitted to utility or improvement districts for approval and reimbursement. In 2012, these costs decreased by $11,065,000 as result of a consolidated venture’s bulk sale of approximately 800 acres near Dallas. We submitted for reimbursement to these districts $6,432,000 in 2012 and $3,328,000 in 2011. We collected $5,674,000 from these districts in 2012, of which $550,000 related to our Cibolo Canyons project and was accounted for as a reduction of our investment in the mixed-use development. We collected $3,294,000 from these districts in 2011, of which $1,750,000 related to our Cibolo Canyons project. We expect to collect the remaining amounts billed when these districts achieve adequate tax bases to support payment.
Also included in entitled, developed and under development projects is our investment in the resort development owned by third parties at our Cibolo Canyons project. In 2012 and 2011, we received $2,850,000 and $6,906,000 from the Special Improvement District (SID) from hotel occupancy and sales revenues collected as taxes by the SID. We currently account for these receipts as a reduction of our investment in the resort development. At year-end 2012, we have $32,517,000 invested in the resort development.
In 2012, entitled, developed and under development projects increased by $31,891,000 as a result of our acquisition of certain residential and mixed-use projects from CL Realty and Temco. Please read Note 3 for additional information. Also in 2012, entitled, developed and under development projects decreased by $51,493,000 as a result of consolidated venture’s bulk sale of approximately 800 acres (Light Farms Project) near Dallas. We received $24,294,000 in net proceeds, the buyer assumed the outstanding debt of $30,991,000 and we recognized a gain of $3,401,000.
In 2012, commercial and income producing properties decreased by $45,794,000 as a result of selling Broadstone Memorial, a 401-unit multifamily investment property in Houston for $56,400,000. We received $29,474,000 in net proceeds, the buyer assumed outstanding debt of $26,500,000, and we recognized a gain of $10,180,000. At year-end 2012, commercial and income producing properties primarily represents a 413 guest room hotel in Austin with net carrying value of $19,992,000 and a 289-unit multifamily property in Austin with net carrying value of $30,057,000. In addition, we acquired multifamily development sites located in Charlotte and Nashville for $16,651,000.
We did not recognize any non-cash asset impairment charges in 2012. We recognized non-cash asset impairment charges of $11,525,000 in 2011 principally associated with owned and consolidated residential real estate projects located near Denver and the Texas gulf coast. We recognized non-cash asset impairment charges of $9,042,000 in 2010 principally associated with a residential development project located near Atlanta and a residential development with golf course and country club property located near Fort Worth.
Depreciation expense related to income producing properties was $3,640,000 in 2012, $3,547,000 in 2011 and $2,680,000 in 2010 and is included in other operating expense.

Note 6 — Timber
We own directly or through ventures about 121,000 acres of timber, primarily in Georgia, and about 17,000 acres of timber under lease. The non-cash cost of timber cut and sold is $1,220,000 in 2012, $990,000 in 2011 and $1,544,000 in 2010 and is included in depreciation, depletion and amortization in our statement of cash flows.

Note 7 — Investment in Unconsolidated Ventures
At year-end 2012, we had ownership interests in 13 ventures that we account for using the equity method. We have no real estate ventures that are accounted for using the cost method.
In 2012, we formed two new unconsolidated ventures:

•
CJUF III, RH Holdings, LP was formed with Canyon-Johnson Urban Funds (CJUF) to develop a 257-unit multifamily property overlooking downtown Austin. We own a 25 percent interest and CJUF owns the remaining 75 percent interest. We contributed land and pre-development costs to the venture and received reimbursements of $3,516,000 from the venture. The venture obtained a senior secured construction loan in the amount of $23,936,000 that bears interest at LIBOR plus 2 percent with no significant balance outstanding at year-end 2012. The loan has an initial term of 36 months and may be extended for two additional 12-month periods if certain conditions are met. We have a guaranty of completion of the improvements, a repayment guarantee for 20 percent of principal balance and unpaid accrued interest and a standard non-recourse carve-out guaranty. The repayment guarantee will reduce from 20 percent to 0 percent upon achievement of certain conditions. At year-end 2012, our investment in this venture is $3,836,000.

•
FMF Peakview, LLC was formed with Guggenheim Real Estate, LLC (Guggenheim) to develop a 304-unit multifamily property in Denver. We own a 20 percent interest and Guggenheim owns the remaining 80 percent interest. We contributed land and pre-development costs to the venture and received reimbursements of $7,243,000 from the venture. The venture obtained a senior secured construction loan in the amount of $31,550,000 that bears interest at LIBOR plus 2.25 percent with no balance outstanding at year-end 2012. The loan has an initial term of 36 months and may be extended for two additional 12-month periods if certain conditions are met. We have a guaranty of completion of the improvements, a repayment guarantee for 25 percent of principal and unpaid accrued interest and a standard non-recourse carve-out guaranty. At year-end 2012, our investment in this venture is $2,666,000.

In 2012, we acquired from CL Realty and Temco their interest in 17 residential and mixed-use projects for $47,000,000, principally representing $31,891,000 in real estate and $14,236,000 in investment in unconsolidated ventures. Please read
Note 3 for additional information. We sold our 25 percent interest in Palisades West LLC, which owns two office buildings and an accompanying parking garage in Austin for $32,095,000, resulting in a gain of $11,675,000.

Combined summarized balance sheet information for our ventures accounted for using the equity method follows:

	Venture Assets		Venture Borrowings (a)		Venture Equity		Our Investment
	At Year-End
	2012	2011	2012	2011	2012	2011	2012	2011
	(In thousands)
242, LLC(b)	$21,408	$23,688	$810	$4,429	$19,576	$18,536	$8,903	$8,332
CJUF III, RH Holdings	15,970	—	1	—	13,701	—	3,836	—
CL Ashton Woods(c)	15,701	—	—	—	15,044	—	5,775	—
CL Realty	8,245	51,096	—	1,056	7,842	48,608	3,921	24,304
FMF Peakview	16,859	—	—	—	13,331	—	2,666	—
HM Stonewall Estates(c)	5,184	—	104	—	5,080	—	2,470	—
LM Land Holdings(c)	21,094	—	3,086	—	13,128	—	6,045	—
Palisades West	—	124,588	—	—	—	81,635	—	20,412
Round Rock Luxury Apartments	332	34,434	—	28,544	325	4,865	225	3,312
Temco	13,255	18,922	—	2,787	13,066	15,896	6,533	7,948
Other ventures (4)(d)	16,797	16,938	34,357	38,002	(31,600)	(34,045)	1,172	(85)
	$134,845	$269,666	$38,358	$74,818	$69,493	$135,495	$41,546	$64,223

Combined summarized income statement information for our ventures accounted for using the equity method follows:

	Revenues			Earnings (Loss)			Our Share of Earnings (Loss)
	For the Year
	2012	2011	2010	2012	2011	2010	2012	2011	2010
	(In thousands)
242, LLC(b)	$4,868	$2,378	$1	$1,040	$239	$(103)	$572	$153	$(51)
CJUF III, RH Holdings	—	—	—	(241)	—	—	(241)	—	—
CL Ashton Woods(c)	3,353	—	—	1,472	—	—	2,024	—	—
CL Realty(e)	2,667	9,141	28,663	1,060	(22,832)	228	530	(11,416)	114
FMF Peakview	—	—	—	(116)	—	—	(23)	—	—
HM Stonewall Estates(c)	2,500	—	—	829	—	—	332	—	—
LM Land Holdings(c)	10,268	—	—	1,895	—	—	257	—	—
Palisades West	—	16,230	13,588	—	5,858	4,668	—	1,464	1,167
Round Rock Luxury Apartments(f)	3,749	4,442	3,308	7,944	(483)	(1,429)	5,552	(292)	(996)
Temco(g)	702	653	2,180	(80)	(42,242)	210	(40)	(21,121)	105
Other ventures(h) (4)	5,041	8,030	8,765	2,088	49	(15,889)	5,506	2,003	4,362
	$33,148	$40,874	$56,505	$15,891	$(59,411)	$(12,315)	$14,469	$(29,209)	$4,701
_____________________

(a)	Total includes current maturities of $32,323,000 at year-end 2012, of which $32,083,000 is non-recourse to us, and $71,816,000 at year-end 2011, of which $43,144,000 is non-recourse to us.

(b)
Includes unamortized deferred gains on real estate contributed by us to ventures. We recognize deferred gains as income as real estate is sold to third parties and is included in our share of earnings (loss) from the respective ventures. Deferred gains of $885,000 are reflected as a reduction to our investment in unconsolidated ventures at year-end 2012.

(c)
In 2012, we acquired CL Realty’s equity investment in these residential and mixed-use ventures at estimated fair value. The difference between estimated fair value of the equity investment and our capital account within the respective ventures at closing (basis difference) will be accreted as income or expense over the life of the investment and included in our share of earnings (loss) from the respective ventures. Unrecognized basis difference of $2,957,000 is reflected as a reduction of our investment in unconsolidated ventures at year-end 2012.

(d)
Our investment in other ventures reflects our ownership interests generally ranging from 25 to 50 percent, excluding venture losses that exceed our investment where we are not obligated to fund those losses. Please read Note 17 for additional information.

(e)
In 2011, CL Realty’s loss includes non-cash impairment charges of $25,750,000, of which, $23,255,000 relates to additional non-cash impairments associated with real estate assets sold in 2012. Please read Note 3 for additional information. In 2010, CL Realty’s earnings include impairment charges of $4,458,000 principally related to a commercial real estate tract located near the Texas gulf coast.

(f)
In 2012, Round Rock Luxury Apartments earnings include $8,247,000 gain related to sale of 414-unit multifamily property near Austin for $40,400,000. Our share of equity earnings related to this sale is $5,707,000.

(g)
In 2011, Temco’s loss includes non-cash impairment charges of $41,226,000, of which, $21,426,000 principally relates to additional non-cash impairments associated with real estate assets sold in 2012. Please read Note 3 for additional information.

(h)
In 2012, other ventures earnings include $5,307,000 related to a consolidated venture’s share of the gain associated with Round Rock Luxury Apartments sale of Las Brisas. Our share of these earnings was $2,541,000 and we allocated $(2,766,000) to net income attributable to noncontrolling interests. In 2011, our share of other ventures earnings (loss) includes $2,164,000 in earnings related to a deferred gain recognized as a result of entering into an agreement to acquire certain of CL Realty’s real estate assets and $4,869,000 in deferred gains for year 2010 related to CL Realty’s sale of 625 acres to a third party for $20,250,000. In 2010, other ventures loss includes a $13,061,000 loss on sale of a golf course and country club property in Denton, Texas. This loss did not impact our equity in the earnings (loss) of this venture as we exclude losses that exceed our investment where we are not obligated to provide additional equity.

In 2012, we invested $2,318,000 in these ventures and received $15,905,000 in distributions; in 2011, we invested $2,007,000 in these ventures and received $9,664,000 in distributions; in 2010, we invested $3,291,000 in these ventures and received $16,458,000 in distributions. Distributions include both return of investments and distributions of earnings.

We provide development services for some of these ventures for which we receive fees. Fees for these services were $662,000 in 2012, $912,000 in 2011 and $1,091,000 in 2010 and are included in real estate and oil and gas revenues. In 2010, we received fees of $1,013,000 related to the sale of approximately 625 acres by CL Realty for marketing the property and closing the transaction on behalf of the venture.

Note 8 — Receivables
Receivables consist of:

	At Year-End
	2012	2011
	(In thousands)
Loan secured by real estate	$18,507	$20,666
Notes receivable, average interest rate of 6.24% at year-end 2012 and 7.16% at year-end 2011	1,875	1,817
Receivables and accrued interest	13,303	860
	33,685	23,343
Allowance for bad debts	(62)	(62)
	$33,623	$23,281
At year-end 2012, we have $18,507,000 invested in a loan secured by real estate. The loan was acquired from a financial institution in 2011 when it was non-performing and is secured by a lien on developed and undeveloped real estate located near Houston designated for single-family residential and commercial development. In 2012, an approved bankruptcy plan of reorganization of the borrower became effective establishing a principal amount of $33,900,000 maturing in April 2017. Interest accrues at nine percent the first three years escalating to ten percent in year four and 12 percent in year five, with interest above 6.25 percent to be forgiven if the loan is prepaid by certain dates. Commencing with the reorganization, we estimate future cash flows and calculate accretable yield to be recognized over the term of the loan, which is included in other non-operating income. In 2012, we received principal payments of $3,887,000 and interest payments of $1,635,000. In 2011, we received $471,000 in payments and accounted for these receipts as a reduction of the carrying value of the loan. At year-end 2012, the outstanding principal balance was $30,013,000.
Estimated accretable yield at year-end 2012 follows:

(In thousands)
Beginning of period (First Quarter-End 2012)	$28,926
Change in accretable yield due to change in timing of estimated cash flows	(515)
Interest income recognized	(3,262)
$25,149
Notes receivable generally are secured by a deed of trust and due within three years. Receivables and accrued interest principally include miscellaneous operating receivables arising in the normal course of business. In 2012, receivables include $8,095,000 associated with our acquisition of Credo.

Note 9 — Debt
Debt consists of:

	At Year-End
	2012	2011
	(In thousands)
Senior secured credit facility
Term loan facility — average interest rate of 4.21% at year-end 2012 and 6.50 % at year-end 2011	$200,000	$130,000
Revolving line of credit — average interest rate of 4.75% at year-end 2012	44,000	—
Secured promissory notes — average interest rates of 2.80% at year-end 2012 and 4.34% at year-end 2011	34,171	41,900
Other indebtedness due through 2017 at variable and fixed interest rates ranging from 0.24% to 8.00%	15,892	49,687
	$294,063	$221,587
Our debt agreements contain financial covenants customary for such agreements including minimum levels of interest coverage and limitations on leverage. At year-end 2012, we were in compliance with the financial covenants of these agreements.

In 2012, we entered into a Second Amended and Restated Revolving and Term Credit Agreement in order to consolidate previous amendments and to effect the following principal amendments to: increase the term loan commitment from $130,000,000 to $200,000,000; extend the maturity date of the revolving loan to September 14, 2015 (with one-year extension option) and of the term loan to September 14, 2017; reduce the interest rate spread over LIBOR from 4.5 percent to 4.0 percent, and eliminate the LIBOR rate floor of 2 percent; increase the minimum interest coverage from 1.05x to 1.50x; reduce the unused fee commitment ratio covenant and replace it with a reduction to the borrowing base to the extent the ratio of the value of assets in the borrowing base to the aggregate commitments under the facility is less than 1.50x. We incurred fees of $5,486,000 related to this amendment. The amendment and restatement of the term loan was an extinguishment of debt under the accounting guidance and, as result, we recognized a $4,448,000 loss in 2012 which is included in interest expense.
On September 28, 2012 we acquired 100 percent of the outstanding stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. This transaction was funded with approximately $70,000,000 in borrowings from our term loan, $35,000,000 in borrowings from our revolving line of credit, and the remaining paid from our existing balance of cash and short-term investments.
At year-end 2012, our senior secured credit facility provides for a $200,000,000 term loan and a $200,000,000 revolving line of credit. The term loan and revolving line of credit may be prepaid at any time without penalty. The revolving line of credit includes a $100,000,000 sublimit for letters of credit, of which $2,807,000 is outstanding at year-end 2012. Total borrowings under our senior secured credit facility (including the face amount of letters of credit) may not exceed a borrowing base formula. At year-end 2012, we had $153,193,000 in net unused borrowing capacity under our senior credit facility.
Under the terms of the amended and restated credit agreement, at our option, we can borrow at LIBOR plus 4.0 percent or at the alternate base rate plus 3.0 percent. The alternate base rate is the highest of (i) KeyBank National Association’s base rate, (ii) the federal funds effective rate plus 0.5 percent or (iii) 30 day LIBOR plus 1 percent. Borrowings under the senior secured credit facility are or may be secured by (a) mortgages on the timberland, high value timberland and portions of raw entitled land, as well as pledges of other rights including certain oil and natural gas operating properties, (b) assignments of current and future leases, rents and contracts, (c) a security interest in our primary operating account, (d) a pledge of the equity interests in current and future material operating subsidiaries or majority-owned joint venture interest, or if such pledge is not permitted, a pledge of the right to distributions from such entities, (e) a pledge of reimbursements, hotel occupancy and other revenues payable to us from special improvement district tax collections in connection with our Cibolo Canyons project, and (f) a negative pledge (without a mortgage) on other assets. The senior secured credit facility provides for releases of real estate provided that borrowing base compliance is maintained.
At year-end 2012, secured promissory notes include a $15,400,000 loan collateralized by a 413 guest room hotel located in Austin with a carrying value of $19,992,000 and a $18,771,000 construction loan collateralized by a 289-unit multifamily project located in Austin with a carrying value of $30,057,000. This loan will provide up to $19,548,000 in construction financing for this project.
At year-end 2012, other indebtedness, principally non-recourse, is collateralized by entitled, developed and under development projects with a carrying value of $65,545,000. In 2012, other indebtedness decreased by $26,500,000 as result of selling Broadstone Memorial, a 401-unit multifamily investment property in Houston and decreased by $30,991,000 as result of a consolidated venture’s bulk sale of approximately 800 acres (Light Farms Project) near Dallas. Please read Schedule III for additional information.
At year-end 2012 and 2011, we have $6,508,000 and $8,364,000 in unamortized deferred fees which are included in other assets. Amortization of deferred financing fees, excluding loss on extinguishment of debt, was $2,922,000 in 2012, $2,881,000 in 2011 and $4,106,000 in 2010 and is included in interest expense.
Debt maturities during the next five years are: 2013 — $8,683,000; 2014 — $17,792,000; 2015 — $64,046,000; 2016 — $2,125,000; 2017 — $201,417,000 and thereafter — $0.

Note 10 — Fair Value
Non-financial assets measured at fair value on a non-recurring basis principally include real estate assets, goodwill and intangible assets, which are measured for impairment. We did not recognize any non-cash impairment charges in 2012. In 2011, certain real estate assets were remeasured and reported at fair value due to events or circumstances that indicated the carrying value may not be recoverable. We determined estimated fair value based on the present value of future probability weighted cash flows expected from the sale of the long-lived asset or based on a third-party appraisal of current value. As a result, we recognized non-cash asset impairments of $11,525,000 in 2011 associated with our owned and consolidated projects. The carrying value of these assets may have subsequently increased or decreased from the fair value reflected due to activity that has occurred since the measurement date.

	Year-End 2012				Year-End 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Non-Financial Assets and Liabilities:
Real estate	$—	$—	$—	$—	$—	$—	$24,161	$24,161
We elected not to use the fair value option for cash and cash equivalents, accounts receivable, other current assets, variable debt, accounts payable and other current liabilities. The carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates. We determine the fair value of fixed rate financial instruments using quoted prices for similar instruments in active markets.
Information about our fixed rate financial instruments not measured at fair value follows:

	Year-End 2012		Year-End 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value		Valuation Technique
	(In thousands)
Loan secured by real estate	$18,507	$35,824	$20,666	$—	(a)	Level 2
Fixed rate debt	$(3,989)	$(4,070)	$(29,931)	$(32,478)		Level 2
 _____________________

(a)	At year-end 2011 not applicable due to its non-performing status.

Note 11 — Capital Stock
Pursuant to our shareholder rights plan, each share of common stock outstanding is coupled with one-quarter of a preferred stock purchase right (Right). Each Right entitles our shareholders to purchase, under certain conditions, one one-hundredth of a share of newly issued Series A Junior Participating Preferred Stock at an exercise price of $100. Rights will be exercisable only if someone acquires beneficial ownership of 20 percent or more of our common shares or commences a tender or exchange offer, upon consummation of which they would beneficially own 20 percent or more of our common shares. We will generally be entitled to redeem the Rights at $0.001 per Right at any time until the 10th business day following public announcement that a 20 percent position has been acquired. The Rights will expire on December 11, 2017.
Please read Note 18 — Share-Based Compensation for information about additional shares of common stock that could be issued under terms of our share-based compensation plans.
As a result of the 2007 spin-offs from Temple-Inland, at year-end 2012, personnel of former affiliates held options to purchase 953,000 shares of our common stock. The options have a weighted average exercise price of $22.82 and a weighted average remaining contractual term of three years. At year-end 2012, the options have an aggregate intrinsic value of $1,083,000.
In 2012, we repurchased 94,450 shares of our common stock for $1,409,000. We have repurchased 2,002,145 shares of our common stock for $29,564,000 since we announced our 2009 strategic initiative of repurchasing up to 20 percent or 7,000,000 shares of our common stock.

Note 12 — Net Income per Share
Earnings available to common shareholders and weighted average common shares outstanding used to compute earnings per share were:

	For the Year
	2012	2011	2010
	(In thousands)
Earnings available to common shareholders:
Consolidated net income	$17,876	$9,241	$5,834
Less: Net income attributable to noncontrolling interest	(4,934)	(2,087)	(709)
Net income attributable to Forestar Group Inc.	$12,942	$7,154	$5,125
Weighted average common shares outstanding — basic	35,214	35,413	35,893
Dilutive effect of stock options, restricted stock and equity-settled awards	268	368	484
Weighted average common shares outstanding — diluted	35,482	35,781	36,377
Anti-dilutive awards excluded from diluted weighted average shares outstanding	2,713	2,008	1,574

Note 13 — Income Taxes
Income tax expense consists of:

	For the Year
	2012	2011	2010
	(In thousands)
Current tax provision:
U.S. Federal	$(11,834)	$(27,442)	$(7,582)
State and other	(2,171)	(3,013)	(1,252)
	(14,005)	(30,455)	(8,834)
Deferred tax provision:
U.S. Federal	4,910	26,264	6,084
State and other	1,079	1,170	280
	5,989	27,434	6,364
Income tax expense	$(8,016)	$(3,021)	$(2,470)
A reconciliation of the federal statutory rate to the effective income tax rate on continuing operations follows:

	For the Year
	2012	2011	2010
Federal statutory rate	35%	35%	35%
State, net of federal benefit	5	10	8
State rate change due to acquisition	(2)	—	—
Acquisition costs	4	—	—
Noncontrolling interests	(7)	(6)	(3)
Charitable contributions	—	(6)	(5)
Compensation	—	—	3
Oil and natural gas percentage depletion	(5)	(8)	(10)
Other	1	—	2
Effective tax rate	31%	25%	30%
Our effective tax rate includes a two percent non-cash benefit associated with state deferred tax rate changes due to operating in additional states following the acquisition of Credo.

Significant components of deferred taxes are:

	At Year-End
	2012	2011
	(In thousands)
Deferred Tax Assets:
Real estate	$74,946	$74,970
Employee benefits	15,323	11,284
Net operating loss carryforwards	11,897	—
Income producing properties	3,209	—
Oil and natural gas percentage depletion carryforwards	3,193	—
Accruals not deductible until paid	1,608	1,113
Gross deferred tax assets	110,176	87,367
Valuation allowance	(643)	—
Deferred tax asset net of valuation allowance	109,533	87,367
Deferred Tax Liabilities:
Oil and natural gas properties	(44,631)	—
Undeveloped land	(8,345)	(8,479)
Income producing properties	—	(4,093)
Timber	(1,809)	(1,853)
Gross deferred tax liabilities	(54,785)	(14,425)
Net Deferred Tax Asset	$54,748	$72,942
At year-end 2012, we had federal and state net operating loss carryforwards of approximately $31,000,000 primarily as a result of our acquisition of Credo at third quarter-end 2012. If not utilized, these carryforwards will expire in the years 2030 through 2032 for federal purposes and 2013 through 2032 for state purposes. We had approximately $8,800,000 of oil and natural gas percentage depletion carryforwards that also were a result of our acquisition of Credo. These carryforwards do not expire.
We have not provided a valuation allowance for our federal deferred tax asset because we believe it is likely it will be recoverable in future periods. We have provided a valuation allowance for some of our state net operating loss carryforwards. Our deferred tax liability on oil and natural gas properties is related to our acquisition of Credo in 2012 and is primarily related to the excess of fair value allocated to oil and natural gas properties at closing over the carry-over tax basis received at our estimated effective tax rate. Goodwill associated with our acquisition of Credo is not deductible for income tax purposes.
Prior to our spin-off, we were included in Temple-Inland’s consolidated income tax returns. In conjunction with our spin-off we entered into an agreement with Temple-Inland whereby we agreed to indemnify Temple-Inland for any adjustments related to our tax positions reported in their pre-spin income tax returns. With few exceptions, we are no longer subject to U.S. federal or state income tax examinations by tax authorities for years prior to 2006. In 2009, Temple-Inland informed us that the IRS began an examination of its 2007 and 2006 federal income tax returns. The finalization of this examination in still in process as of year-end 2012 but we were informed that the IRS has not proposed any adjustments affecting our reported tax positions.
We file income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. In 2011, the Internal Revenue Service (IRS) completed its examination of our 2008 and 2007 (one day of operations) federal income tax returns. No changes were made to these returns as a result of the examination.
We have entered into a settlement agreement with the IRS regarding the audit of the Credo pre-acquisition years of 2010, 2009 and 2008 with no taxes paid as result of the settlement. State tax returns remain subject to examination for the Credo pre-acquisition years of 2008 through 2011.
A reconciliation of the beginning and ending amount of tax benefits not recognized for book purposes is as follows:

	At Year-End
	2012	2011	2010
	(In thousands)
Balance at beginning of year	$5,831	$7,394	$7,441
Reductions for tax positions of prior years	—	(1,563)	(47)
Balance at end of year	$5,831	$5,831	$7,394

At year-end 2012 and 2011, there were $5,831,000 and at year-end 2010 there were $6,019,000 of tax benefits not recognized for book purposes that would affect the annual effective tax rate, if recognized.
We recognize interest accrued related to unrecognized tax benefits in income tax expense. In 2012, 2011 and 2010, we recognized approximately $152,000, $41,000 and $133,000 in interest expense. At year-end 2012, 2011 and 2010, we have $420,000, $269,000 and $229,000 of accrued interest and no penalties.
It is reasonably possible that unrecognized tax benefits affecting our effective tax rate will decrease by $5,831,000 during the next twelve months as a result of the expiration of the statute of limitations.

Note 14 — Litigation and Environmental Contingencies
Litigation
In connection with our acquisition of Credo Petroleum Corporation, several class action lawsuits were filed against Credo, its board of directors and us. These actions generally allege that Credo and its board of directors breached fiduciary duties to Credo stockholders with respect to the transaction. The actions also allege that we aided and abetted the alleged breaches. On September 14, 2012, parties entered into a memorandum of understanding (MOU) to settle those actions. The MOU is contingent on confirmatory discovery and court approval of the settlement. The MOU provides that in consideration of supplemental disclosures filed by Credo with the SEC on September 14, 2012, the final settlement will include a release of all asserted claims. We believe that the claims in all cases are entirely without merit and intend to defend the actions vigorously.
In 2011, Credo filed a lawsuit for declaratory judgment regarding contract rights under two agreements with a third party that in the aggregate involved five to ten percent of Credo’s working interest in most of its leases in North Dakota. In fourth quarter 2012, the case was settled by paying $3,700,000 and conveying a nominal working interest in exchange for termination of the two agreements. Our preliminary allocation of goodwill was adjusted based on this settlement.
We are involved in various other legal proceedings that arise from time to time in the ordinary course of doing business and believe that adequate reserves have been established for any probable losses. We do not believe that the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations or cash flows. It is possible, however, that charges related to these matters could be significant to our results or cash flows in any one accounting period.
Environmental
Environmental remediation liabilities arise from time to time in the ordinary course of doing business, and we believe we have established adequate reserves for any probable losses that we can reasonably estimate. We own 288 acres near Antioch, California, portions of which were sites of a former Temple-Inland paper manufacturing operation that are in remediation. We have received certificates of completion on all but one 80 acre tract, a portion of which includes subsurface contamination. In 2011, we increased our reserves for environmental remediation by $2,500,000 due to additional testing and remediation requirements by the state regulatory agencies. We estimate the remaining cost to complete remediation activities will be approximately $1,572,000, which is included in other accrued expenses. It is possible that remediation or monitoring activities could be required in addition to those included within our estimate, but we are unable to determine the scope, timing or extent of such activities.

Note 15 — Commitments and Other Contingencies
We lease timberland, facilities and equipment under non-cancelable long-term operating lease agreements. In addition, we have various obligations under other office space and equipment leases of less than one year. Lease expense on timberland was $382,000 in 2012, $349,000 in 2011 and $289,000 in 2010. Rent expense on facilities and equipment was $2,115,000 in 2012, $2,000,000 in 2011 and $2,048,000 in 2010. Future minimum rental commitments under non-cancelable operating leases having a remaining term in excess of one year are: 2013 — $2,742,000; 2014 — $2,763,000; 2015 — $2,687,000; 2016 — $2,315,000; 2017 — $2,242,000 and thereafter —$4,292,000.
We have 13 years remaining on a 65-year timber lease associated with about 16,000 acres. At year-end 2012, the remaining contractual obligation for this lease is $4,801,000. In addition, we have 5 years remaining on groundwater leases of about 20,000 acres. At year-end 2012, the remaining contractual obligation for these groundwater leases is $2,454,000.
In 2008, we entered into a 10-year operating lease for approximately 32,000 square feet in Austin, Texas, which we occupy as our corporate headquarters. This lease contains predetermined fixed increases of the minimum rental rate during the initial lease term and a construction allowance for leasehold improvements. The remaining contractual obligation for this lease is $7,794,000.
We may provide performance bonds and letters of credit on behalf of certain ventures that would be drawn on due to failure to satisfy construction obligations as general contractor or for failure to timely deliver streets and utilities in accordance with local codes and ordinances. In connection with our unconsolidated venture operations, we have provided performance bonds and letters of credit aggregating $26,630,000 at year-end 2012.

Note 16 — Segment Information
In first quarter 2013, we changed our reportable segments to better reflect the underlying market fundamentals and operating strategy of our core business operations, real estate and oil and gas. With this change, we aggregated our fiber and water resource operating results in other natural resources. All prior period segment information has been reclassified to conform to the current year presentation. Accordingly, we reclassified revenues and cost of sales associated with water resources on the consolidated statement of income and comprehensive income from oil and gas to other natural resources.
We manage our operations through three business segments: real estate, oil and gas and other natural resources. Real estate secures entitlements and develops infrastructure on our lands for single-family residential and mixed-use communities, and manages our undeveloped land and income producing properties, primarily a hotel and our multifamily properties. Oil and gas manages our owned mineral interests and interests leased from others and is an independent oil and gas exploration, development and production operation. Other natural resources manages our timber, recreational leases and water resource initiatives.
We evaluate performance based on segment earnings (loss) before unallocated items and income taxes. Segment earnings (loss) consist of operating income, equity in earnings (loss) of unconsolidated ventures, gain on sale of assets, interest income on loans secured by real estate and net (income) loss attributable to noncontrolling interests. Items not allocated to our business segments consist of general and administrative expense, share-based compensation, gain on sale of strategic timberland, interest expense and other corporate non-operating income and expense. The accounting policies of the segments are the same as those described in the accounting policy note to the consolidated financial statements. Our revenues are derived from our U.S. operations and all of our assets are located in the U.S. In 2012, no single customer accounted for more than 10 percent of our total revenues. In 2011, revenues of $17,980,000 from one customer of our real estate segment exceeded 10 percent of our total revenues as result of selling about 9,700 acres of undeveloped land from our retail sales program.

	Real Estate	Oil and Gas	Other Natural Resources	Items Not Allocated to Segments		Total
	(In thousands)
For the year or at year-end 2012
Revenues	$120,115	$44,220	$8,256	$—		$172,591
Depreciation, depletion and amortization	4,340	4,987	1,254	8,345		18,926
Equity in earnings (loss) of unconsolidated ventures	13,897	509	63	—		14,469
Income (loss) before taxes	53,582	26,608	29	(59,261)	(a)	20,958
Total assets	588,137	227,061	24,066	79,170		918,434
Investment in unconsolidated ventures	41,546	—	—	—		41,546
Capital expenditures(b)	1,093	21,971	292	795		24,151
For the year or at year-end 2011
Revenues	$106,168	$24,448	$4,957	$—		$135,573
Depreciation, depletion and amortization	5,729	339	1,029	3,705		10,802
Equity in earnings (loss) of unconsolidated ventures	(30,626)	1,394	23	—		(29,209)
Income (loss) before taxes	(25,704)	19,783	(1,867)	17,963	(a)	10,175
Total assets	657,099	5,484	27,862	104,412		794,857
Investment in unconsolidated ventures	64,223	—	—	—		64,223
Capital expenditures(b)	739	4,690	153	766		6,348
For the year or year-end 2010
Revenues	$68,269	$24,790	$8,301	$—		$101,360
Depreciation, depletion and amortization	3,089	333	1,583	5,553		10,558
Equity in earnings of unconsolidated ventures	2,629	2,072	—	—		4,701
Income (loss) before taxes	(4,634)	22,846	4,995	(15,612)	(a)	7,595
Total assets	668,689	1,075	30,582	88,978		789,324
Investment in unconsolidated ventures	101,166	—	—	—		101,166
Capital expenditures(b)	2,392	49	3	258		2,702
 _____________________

(a)	Items not allocated to segments consist of:

	For the Year
	2012	2011	2010
	(In thousands)
General and administrative expense	$(25,176)	$(20,110)	$(17,341)
Share-based compensation expense	(14,929)	(7,067)	(11,596)
Gain on sale of assets	16	61,784	28,607
Interest expense	(19,363)	(17,012)	(16,446)
Other corporate non-operating income	191	368	1,164
	$(59,261)	$17,963	$(15,612)
 _____________________

(b)	Consists of expenditures for oil and natural gas properties and equipment, property, plant and equipment and reforestation of timber.
In 2012, general and administrative expense includes $6,323,000 in transaction costs associated with our acquisition of Credo. Share-based compensation increased principally as a result of increase in our stock price and impact on cash-settled awards. Interest expense includes a $4,448,000 loss on extinguishment of debt associated with the amendment and extension of our term loan in 2012.
In 2011, general and administrative expense includes $3,187,000 associated with proposed private debt offerings that we withdrew as a result of deterioration of terms available to us in the credit markets. Share-based compensation decreased principally as a result of a decline in our stock price and its impact on cash-settled awards. Gain on sale of assets represents the sale of about 57,000 acres of timberland for $87,061,000 in accordance with our 2009 strategic initiatives, which we completed in 2011.
In 2010, gain on sale of assets represents the sale of over 24,000 acres of timberland for $38,778,000 in accordance with our 2009 strategic initiatives. Interest expense decreased principally due to lower interest rates as a result of the maturity of our interest rate swap agreement and decreased amortization of prepaid loan fees.

Note 17 — Variable Interest Entities
We participate in real estate ventures for the purpose of acquiring and developing residential and mixed-use communities in which we may or may not have a controlling financial interest. Generally accepted accounting principles require consolidation of variable interest entities (VIE) in which an enterprise has a controlling financial interest and is the primary beneficiary. A controlling financial interest will have both of the following characteristics: (a) the power to direct the VIE activities that most significantly impact economic performance and (b) the obligation to absorb the VIE losses and right to receive benefits that are significant to the VIE. We examine specific criteria and use judgment when determining whether we are the primary beneficiary and must consolidate a VIE. We perform this review initially at the time we enter into venture agreements and subsequently when reconsideration events occur.
At year-end 2012, we are the primary beneficiary of one VIE that we consolidate. We have provided the majority of equity to this VIE, which absent our contributions or advances does not have sufficient equity to fund its operations. We have the authority to approve project budgets and the issuance of additional debt. At year-end 2012, our consolidated balance sheet includes $1,342,000 in liabilities related to this VIE. In 2012, we contributed or advanced $2,000 to this VIE. In 2011, our earnings benefited from a $1,342,000 reallocation of a previously recognized loss related to foreclosure of a lien on property in the above VIE. Based on our access to new information, we determined this loss and related liability should be allocated from us to the noncontrolling financial interests as we believe the likelihood we will be subject to any potential lender liabilities is remote. In addition, in 2011, we were released from liability due to settled litigation related to this property and as result, our earnings benefited from the reversal of $1,741,000 in liabilities.
Also at year-end 2012, we are not the primary beneficiary of three VIEs that we account for using the equity method. The unrelated managing partners oversee the day-to-day operations and guarantee some of the debt of the VIEs while we have the authority to approve project budgets and the issuance of additional debt. Although some of the debt is guaranteed by the managing partners, we may under certain circumstances elect or be required to provide additional funds to these VIEs. At year-end 2012, these three VIEs have total assets of $15,533,000, substantially all of which represent developed and undeveloped real estate and total liabilities of $48,123,000, which includes $31,792,000 of borrowings classified as current maturities. These amounts are included in other ventures in the combined summarized balance sheet information for ventures accounted for using the equity method in Note 7. At year-end 2012, our investment in these three VIEs is $397,000 and is included in investment in unconsolidated ventures. In 2012, we contributed or advanced $148,000 to these VIEs. Our maximum exposure to loss related to these VIEs is estimated at $4,217,000, which exceeds our investment as we have a nominal general partner interest in two of these VIEs and could be held responsible for their liabilities. The maximum exposure to loss represents the maximum loss that we could be required to recognize assuming all the ventures’ assets (principally real estate) are worthless, without consideration of the probability of a loss or of any actions we may take to mitigate any such loss.

Note 18 — Share-Based Compensation
Share-based compensation expense consists of:

	For the Year
	2012	2011	2010
	(In thousands)
Cash-settled awards	$6,465	$1,095	$6,023
Equity-settled awards	3,059	941	—
Restricted stock	2,154	2,505	3,461
Stock options	3,251	2,526	2,112
	$14,929	$7,067	$11,596
Share-based compensation expense is included in:

	For the Year
	2012	2011	2010
	(In thousands)
General and administrative	$7,144	$3,216	$5,240
Other operating	7,785	3,851	6,356
	$14,929	$7,067	$11,596
In 2012, share-based compensation expense increased principally as a result of increase in our stock price and its impact on cash-settled awards. In 2011, share-based compensation expense decreased principally as a result of a decline in our stock price and its impact on cash-settled awards.
The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was $595,000 in 2012, $654,000 in 2011 and $286,000 in 2010. Unrecognized share-based compensation expense related to non-vested equity-settled awards, restricted stock and stock options is $8,579,000 at year-end 2012. The weighted average period over which this amount will be recognized is estimated to be two years. We did not capitalize any share-based compensation in 2012, 2011 or 2010.
In 2012 and 2011, we withheld 76,727 and 87,357 shares having a value of $1,239,000 and $1,547,000 in connection with vesting of restricted stock awards and exercises of stock options. These shares are accounted for as treasury stock and are reflected in financing activities in our consolidated statements of cash flows.
A summary of awards granted under our 2007 Stock Incentive Plan follows:
Cash-settled awards
Cash-settled awards granted to our employees in the form of restricted stock units or stock appreciation rights generally vest over three to four years from the date of grant and generally provide for accelerated vesting upon death, disability or if there is a change in control. Cash-settled awards granted in 2012 vest over one to three years from the date of grant. Vesting for some restricted stock unit awards is also conditioned upon achievement of a minimum one percent annualized return on assets over a three-year period. Cash-settled stock appreciation rights have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability or if there is a change in control. Stock appreciation rights were granted with an exercise price equal to the market value of our stock on the date of grant.
Cash-settled awards granted to our directors in the form of restricted stock units are fully vested at the time of grant and payable upon retirement.

The following table summarizes the activity of cash-settled restricted stock unit awards in 2012:

	Equivalent Units	Weighted Average Grant Date Fair Value
	(In thousands)	(Per unit)
Non-vested at beginning of period	449	$13.13
Granted	187	16.11
Vested	(286)	10.32
Forfeited	—	—
Non-vested at end of period	350	17.03
The weighted average grant date fair value of our non-vested cash-settled restricted stock unit awards at year-end 2011 was $13.13 for 449,000 equivalent units and at year-end 2010 was $11.88 for 376,000 equivalent units.
The following table summarizes the activity of cash-settled stock appreciation rights in 2012:

	Rights Outstanding (In thousands)	Weighted Average Exercise Price (Per share)	Weighted Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value (Current Value Less Exercise Price) (In thousands)
Balance at beginning of period	895	$11.31	7	$3,986
Granted	—	—
Exercised	(29)	9.29
Forfeited	—	—
Balance at end of period	866	11.38	6	5,256
Exercisable at end of period	618	10.90	6	$4,027
The weighted average exercise price of our cash-settled stock appreciation rights at year-end 2011 was $11.31 for 895,000 awards and at year-end 2010 was $11.28 for 909,000 awards.
The fair value of awards settled in cash was $5,299,000 in 2012, $197,000 in 2011 and $751,000 in 2010. At year-end 2012, the fair value of vested cash-settled awards is $19,071,000 and is included in other liabilities. The aggregate current value of non-vested awards is $7,278,000 at year-end 2012 based on a year-end stock price of $17.33.
Equity-settled awards
Equity-settled awards granted to our employees include restricted stock units (RSU), which vest over or after three years from the date of grant, market-leveraged stock units (MSU), which vest after three years and performance stock units (PSU), which vest after three years from the date of grant if certain performance goals are met. The following table summarizes the activity of equity-settled awards in 2012:

	Equivalent Units	Weighted Average Grant Date Fair Value
	(In thousands)	(Per unit)
Non-vested at beginning of period	159	$20.74
Granted	368	17.01
Vested	(118)	15.17
Forfeited	—	—
Non-vested at end of period	409	18.99

In 2012, we granted a 41,031 performance stock unit award to be settled in common stock upon achievement of the performance goal over the performance measurement period of 3 years. The number of shares to be issued could range from a high of 92,320 shares to a low of no shares issued upon performance.

In 2012, we granted 154,900 MSU awards. These awards will be settled in common stock based upon our stock price performance over three years from the date of grant. The number of shares to be issued could range from a high of 232,370 shares if our stock price increases by 50 percent or more, to a low of 77,460 shares if our stock price decreases by 50 percent, or could be zero if our stock price decreases by more than 50 percent, the minimum threshold performance. MSU awards are valued using a Monte Carlo simulation pricing model, which includes expected stock price volatility and risk-free interest rate assumptions. Compensation expense is recognized regardless of achievement of performance conditions, provided the requisite service period is satisfied.
Unrecognized share-based compensation expense related to non-vested equity-settled awards is $4,351,000 at year-end 2012. The weighted average period over which this amount will be recognized is estimated to be two years.
Restricted stock
Restricted stock awards vest either ratably over or after three years, generally if we achieve a minimum one percent annualized return on assets over such three-year period. The following table summarizes the activity of restricted stock awards in 2012:

	Restricted Shares	Weighted Average Grant Date Fair Value
	(In thousands)	(Per unit)
Non-vested at beginning of period	399	$15.02
Granted	9	15.33
Vested	(197)	12.97
Forfeited	—	—
Non-vested at end of period	211	16.95
The weighted average grant date fair value of our non-vested restricted stock awards at year-end 2011 was $15.02 for 399,000 non-vested restricted shares and at year-end 2010 was $17.56 for 636,000 non-vested restricted shares.
Unrecognized share-based compensation expense related to non-vested restricted stock awards is $585,000 at year-end 2012. The weighted average period over which this amount will be recognized is estimated to be one year.
Stock options
Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability or if there is a change in control. Options were granted with an exercise price equal to the market value of our stock on the date of grant. The following table summarizes the activity of stock option awards in 2012:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Current Value Less Exercise Price)
	(In thousands)	(Per share)	(In years)	(In thousands)
Balance at beginning of period	1,284	$22.22	7	$944
Granted	473	15.94
Exercised	—	—
Forfeited	(1)	16.89
Balance at end of period	1,756	20.53	7	1,956
Exercisable at end of period	975	23.66	6	1,079

We estimate the fair value of stock options using the Black-Scholes option pricing model and the following assumptions:

	For the Year
	2012	2011	2010
Expected stock price volatility	60.2%	56.2%	51.0%
Risk-free interest rate	1.3%	2.4%	2.3%
Expected life of options (years)	6	6	6
Weighted average estimated fair value of options at grant date	$9.22	$10.11	$8.98

We have limited historical experience as a stand-alone company so we utilized alternative methods in determining our valuation assumptions. The expected life was based on the simplified method utilizing the midpoint between the vesting period and the contractual life of the awards. In 2012 and 2011, the expected stock price volatility was based on a blended rate utilizing our historical volatility and historical prices of our peers’ common stock for a period corresponding to the expected life of the options. In 2010, the expected stock price volatility was based on historical prices of our peers’ common stock for a period corresponding to the expected life of the options. Pre-vesting forfeitures are estimated based upon the pool of participants and their expected activity and historical trends.
Unrecognized share-based compensation expense related to non-vested stock options is $3,643,000 at year-end 2012. The weighted average period over which this amount will be recognized is estimated to be two years.
Pre-Spin Awards
Certain of our employees participated in Temple-Inland’s share-based compensation plans. In conjunction with our 2007 spin-off, these awards were equitably adjusted into separate awards of the common stock of Temple-Inland and the spin-off entities. As a result of Temple-Inland’s merger with International Paper in first quarter 2012, all outstanding awards on Temple-Inland stock were settled with an intrinsic value of $1,132,000.
Pre-spin stock option awards to our employees to purchase our common stock have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability or if there is a change in control. At year-end 2012, there were 60,000 pre-spin awards outstanding and exercisable on our stock with a weighted average exercise price of $25.21, weighted average remaining term of three years and aggregate intrinsic value of $27,000.
The intrinsic value of options exercised was $64,000 in 2012, $766,000 in 2011 and $578,000 in 2010.

Note 19 — Retirement Plans
Our defined contribution retirement plans include a 401(k) plan, which is funded, and a supplemental plan for certain employees, which is unfunded. The expense of our defined contribution retirement plans was $1,393,000 in 2012, $924,000 in 2011and $679,000 in 2010. The unfunded liability for our supplemental plan was $449,000 at year-end 2012 and $369,000 at year-end 2011 and is included in other liabilities.

Note 20 — Supplemental Oil and Natural Gas Disclosures (Unaudited)
The following unaudited information regarding our oil and natural gas reserves has been prepared and is presented pursuant to requirements of the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB).
We lease our mineral interests, principally in Texas and Louisiana, to third-party entities for the exploration and production of oil and natural gas. When we lease our mineral interests, we may negotiate a lease bonus payment and we retain a royalty interest and may take an additional participation in production, including a working interest in which we pay a share of the costs to drill, complete and operate a well and receive a proportionate share of the production revenues.
On September 28, 2012, we acquired 100 percent of the outstanding common stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. Credo is an independent oil and natural gas exploration, development and production company based in Denver, Colorado. The acquired assets include leasehold interests in the Bakken and Three Forks formations of North Dakota, the Lansing – Kansas City formation in Kansas and Nebraska, and the Tonkawa and Cleveland formations in Texas.
We engaged independent petroleum engineers, Netherland, Sewell & Associates, Inc., to prepare estimates of our proved oil and natural gas reserves, all of which are located in the U.S., and future net cash flows as of year-end 2012, 2011 and 2010. These estimates were based on the economic and operating conditions existing at year-end 2012, 2011 and 2010. Proved developed reserves are those quantities of petroleum from existing wells and facilities, which by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward for known reservoirs and under defined economic conditions, operating methods and government regulations.
SEC rules require disclosure of proved reserves using the twelve-month average beginning-of-month price (which we refer to as the average price) for the year. These same average prices also are used in calculating the amount of (and changes in) future net cash inflows related to the standardized measure of discounted future net cash flows.
For 2012, 2011 and 2010, the average spot price per barrel of oil based on the West Texas Intermediate Crude price is $94.71, $92.71 and $75.96 and the average price per MMBTU of natural gas based on the Henry Hub spot market is $2.76, $4.12 and $4.38. All prices were adjusted for quality, transportation fees and regional price differentials.

The process of estimating proved reserves and future net cash flows is complex involving decisions and assumptions in evaluating the available engineering and geologic data and prices for oil and natural gas and the cost to produce these reserves and other factors, many of which are beyond our control. As a result, these estimates are imprecise and should be expected to change as future information becomes available. These changes could be significant. In addition, this information should not be construed as being the current fair market value of our proved reserves.

Estimated Quantities of Proved Oil and Natural Gas Reserves
Estimated quantities of proved oil and natural gas reserves are summarized as follows:

	Net Reserves
	Oil (Barrels)	Natural Gas (Mcf)

	(In thousands)
Consolidated entities:
Year-end 2009	580	6,660
Revisions of previous estimates	123	709
Extensions and discoveries	21	514
Production	(115)	(1,224)
Year-end 2010	609	6,659
Revisions of previous estimates	197	3
Extensions and discoveries	410	2,670
Production	(152)	(1,129)
Year-end 2011	1,064	8,203
Revisions of previous estimates	45	(2,163)
Extensions and discoveries	86	241
Acquisitions	2,396	7,109
Production	(371)	(1,668)
Year-end 2012	3,220	11,722
Our share of ventures accounted for using the equity method:
Year-end 2009	—	2,508
Revisions of previous estimates	—	1,041
Extensions and discoveries	—	895
Production	—	(573)
Year-end 2010	—	3,871
Revisions of previous estimates	—	(95)
Extensions and discoveries	—	—
Production	—	(493)
Year-end 2011	—	3,283
Revisions of previous estimates	—	(390)
Extensions and discoveries	—	—
Production	—	(321)
Year-end 2012	—	2,572
Total consolidated and our share of equity method ventures:
Year-end 2010(a)	609	10,530
Year-end 2011(a)	1,064	11,486
Year-end 2012	—	—
Proved developed reserves	2,416	13,020
Proved undeveloped reserves	804	1,274
Total Year-end 2012	3,220	14,294
 _____________________

(a)	In 2011 and 2010, consolidated entities and equity method ventures did not include any proved undeveloped reserves. In 2012, proved undeveloped reserves are a result of our acquisition of Credo.
We do not have any estimated reserves of synthetic oil, synthetic natural gas or products of other non-renewable natural resources that are intended to be upgraded into synthetic oil and natural gas.

In 2012, decreases in gas prices accounted for about 800,000 Mcf of downward revisions in natural gas reserves for our consolidated entities and about 330,000 Mcf of downward revisions for our equity method ventures. The remaining downward revisions in natural gas reserves for our consolidated entities were attributable to adverse performance from reducing the total fluid withdrawal rate in a natural water drive reservoir, adverse performance from increasing total fluid withdrawal rate in another natural water drive reservoir, from unfavorable performance from newer wells in over-pressured reservoirs that are exhibiting pressure-dependent permeability reductions, and generally due to higher operating pressures adversely affecting natural gas well performances in a higher back-pressure environment.
In 2011, increases in oil prices accounted for about 28,000 barrels of the upward revisions in oil reserves for our consolidated entities. The remaining upward revisions to oil reserves were attributable to continued improved response from a steam injection program, improved operational efficiencies from water drive reservoirs, improved performance of recently completed oil wells and generally from improved production performances as a result of more efficient operations driven by higher oil prices.
In 2010, increases in oil and natural gas prices accounted for about 27,000 barrels and about 475,000 Mcf of upward revisions in reserves for our consolidated entities. The remaining upward revisions to oil reserves were attributable to improved performance of natural water drive reservoirs, response from a lease steam injection program, a work-over and installation of gas lift valves on a high volume and high royalty interest well, improved performance from a well that came online in late 2009 and the associated natural gas liquids, reactivation of two abandoned oil wells, two recompletions, and generally from improved production performances as a result of more efficient operations driven by higher oil prices. The balance of the upward revisions to natural gas reserves is attributable to the associated natural gas from the upward revisions in oil reserves. For ventures accounted for by the equity method, increases in natural gas prices accounted for about 46,000 Mcf of the upward revisions in natural gas reserves and the remaining upward revisions in natural gas reserves are from better than expected performance from nine Barnett Shale wells that were classified as proved developed non-producing at year-end 2009. These long-lateral horizontal wells began production in first quarter 2010.
In 2012, 2011 and 2010, reserve additions from new wells drilled and completed during the year are shown for both consolidated entities and ventures accounted for using the equity method under extensions and discoveries for the royalty interest wells and in 2012 with the acquisition of Credo, working interest wells apply industry practices for new well classifications. There were 27 new well additions in 2012, 36 new well additions in 2011 and 22 new well additions in 2010.
Capitalized Costs Relating to Oil and Natural Gas Producing Activities
Capitalized costs related to our oil and natural gas producing activities are as follows:

	At Year-End
	2012	2011
	(In thousands)
Consolidated entities:
Unproved oil and natural gas properties	$81,672	$714
Proved oil and natural gas properties	81,412	4,002
Total costs	163,084	4,716
Less accumulated depreciation, depletion and amortization	(4,657)	(155)
Net capitalized costs	$158,427	$4,561
We have not capitalized any costs for our share in ventures accounted for using the equity method. Proved and unproved oil and natural gas properties increased in 2012 principally due to our acquisition of Credo. At year-end 2012, oil and natural gas properties and equipment includes approximately $150,223,000 in net carrying value arising out of the Credo acquisition.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development
Costs incurred in oil and natural gas property acquisition, exploration and development activities, whether capitalized or expensed, follows:

	For the Year
	2012	2011	2010
	(In thousands)
Consolidated entities:
Acquisition of properties	$4,418	$714	$—
Exploration costs	1,752	549	—
Development costs	15,938	3,597	5
Total cost incurred for consolidated entities	$22,108	$4,860	$5
We have not incurred any costs for our share in ventures accounted for using the equity method. In 2012, acquisition of leasehold interests, exploration expenses, and development costs have increased as a result of our increased focus on these activities to increase production, reserves, and add net asset value, and also to explore and develop the assets acquired from Credo. In 2011, acquisition of properties represents unproved leasehold associated with 13,000 net mineral acres acquired in Alabama and Georgia. In 2011, the increase in development costs when compared with 2010 was due to our participation as a non-operating working interest owner in two wells during 2011.
Standardized Measure of Discounted Future Net Cash Flows
Estimates of future cash flows from proved oil and natural gas reserves are shown in the following table. Estimated income taxes are calculated by applying the appropriate tax rates to the estimated future pre-tax net cash flows less depreciation of the tax basis of properties and the statutory depletion allowance.

	At Year-End
	2012	2011	2010
	(In thousands)
Consolidated entities:
Future cash inflows	$322,098	$142,043	$74,264
Future production and development costs	(104,441)	(18,929)	(9,003)
Future income tax expenses	(50,350)	(38,681)	(20,570)
Future net cash flows	167,307	84,433	44,691
10% annual discount for estimated timing of cash flows	(60,764)	(31,735)	(17,881)
Standardized measure of discounted future net cash flows	$106,543	$52,698	$26,810
Our share in ventures accounted for using the equity method:
Future cash inflows	$5,125	$12,346	$15,748
Future production and development costs	(551)	(1,731)	(3,545)
Future income tax expenses	(1,738)	(3,154)	(3,542)
Future net cash flows	2,836	7,461	8,661
10% annual discount for estimated timing of cash flows	(1,423)	(3,953)	(4,334)
Standardized measure of discounted future net cash flows	$1,413	$3,508	$4,327
Total consolidated and our share of equity method ventures	$107,956	$56,206	$31,137
Future net cash flows were computed using prices used in estimating proved oil and natural gas reserves, year-end costs, and statutory tax rates (adjusted for tax deductions) that relate to proved oil and natural gas reserves.

Changes in the standardized measure of discounted future net cash flow follow:

	For the Year
	Consolidated	Our Share of Equity Method Ventures	Total
	(In thousands)
Year-end 2009	$21,138	$2,672	$23,810
Changes resulting from:
Net change in sales prices and production costs	9,929	939	10,868
Sales of oil and natural gas, net of production costs	(12,690)	(2,104)	(14,794)
Net change due to extensions and discoveries	2,148	1,526	3,674
Net change due to revisions of quantity estimates	9,153	2,224	11,377
Accretion of discount	2,340	279	2,619
Net change in income taxes	(5,208)	(1,209)	(6,417)
Aggregate change for the year	5,672	1,655	7,327
Year-end 2010	26,810	4,327	31,137
Changes resulting from:
Net change in sales prices and production costs	8,476	153	8,629
Sales of oil and natural gas, net of production costs	(17,747)	(1,622)	(19,369)
Net change due to extensions and discoveries	32,671	—	32,671
Net change due to revisions of quantity estimates	17,586	(204)	17,382
Accretion of discount	3,013	466	3,479
Net change in income taxes	(18,111)	388	(17,723)
Aggregate change for the year	25,888	(819)	25,069
Year-end 2011	52,698	3,508	56,206
Changes resulting from:
Net change in sales prices and production costs	(5,709)	(2,497)	(8,206)
Net change in future development costs	(1,834)	—	(1,834)
Sales of oil and natural gas, net of production costs	(31,732)	(632)	(32,364)
Net change due to extensions and discoveries	5,596	—	5,596
Net change due to acquisition of reserves	86,013	—	86,013
Net change due to revisions of quantity estimates	(2,254)	18	(2,236)
Previously estimated development costs incurred	1,007	—	1,007
Accretion of discount	7,377	401	7,778
Net change in income taxes	(4,619)	615	(4,004)
Aggregate change for the year	53,845	(2,095)	51,750
Year-end 2012	$106,543	$1,413	$107,956
Results of Operations for Oil and Natural Gas Producing Activities
Our royalty interests are contractually defined and based on a percentage of production at prevailing market prices. We receive our percentage of production in cash. Similarly, our working interests and the associated net revenue interests are contractually defined and we pay our proportionate share of the capital and operating costs to develop and operate the well and we market our share of the production. Our revenues fluctuate based on changes in the market prices for oil and natural gas, the inevitable decline in production in existing wells, and other factors affecting oil and natural gas exploration and production activities, including the cost of development and production.

Information about the results of operations of our oil and natural gas interests follow:

	For the Year
	2012	2011	2010
	(In thousands)
Consolidated entities(a)
Revenues	$36,204	$19,239	$13,724
Production costs	(4,472)	(1,492)	(1,032)
Exploration expenses	(1,754)	(549)	—
Depreciation, depletion, amortization	(4,931)	(337)	(334)
Oil and natural gas administrative expenses	(8,332)	(4,445)	(3,295)
Income tax expenses	(4,841)	(3,645)	(2,637)
Results of operations	$11,874	$8,771	$6,426
Our share in ventures accounted for using the equity method:
Royalty revenues	$770	$1,882	$2,359
Production costs	(138)	(260)	(255)
Exploration expenses	—	—	—
Depreciation, depletion, amortization	—	—	—
Oil and natural gas administrative expenses	(123)	(228)	(70)
Income tax expenses	(147)	(400)	(605)
Results of operations	$362	$994	$1,429
Total results of operations	$12,326	$9,765	$7,855
 _____________________

(a)	2012 includes only three months of operations from Credo due to our September 28, 2012 acquisition.
Production costs represent our share of oil and natural gas production severance taxes, and lease operating expenses.
Oil and natural gas produced and average unit prices related to our royalty and working interests follows:

	For the Year
	2012	2011	2010
Consolidated entities:
Oil production (barrels)	371,300	151,900	115,400
Average price per barrel	$85.09	$96.84	$73.09
Natural gas production (millions of cubic feet)	1,667.7	1,128.6	1,223.6
Average price per thousand cubic feet	$2.76	$4.01	$4.32
Our share of ventures accounted for using the equity method:
Natural gas production (millions of cubic feet)	321.3	493.4	572.8
Average price per thousand cubic feet	$2.40	$3.81	$4.12
Total consolidated and our share of equity method ventures:
Oil production (barrels)	371,300	151,900	115,400
Average price per barrel	$85.09	$96.84	$73.09
Natural gas production (millions of cubic feet)	1,989.0	1,622.0	1,796.4
Average price per thousand cubic feet	$2.71	$3.95	$4.26
Total BOE (barrel of oil equivalent)(a)	702,800	422,200	414,800
Average price per barrel of oil equivalent	$52.16	$50.02	$38.77
 _____________________

(a)	Natural gas is converted to barrels of oil equivalent (BOE) using the conversion of six Mcf to one barrel of oil.
In fourth quarter 2012, operations acquired from Credo produced approximately 116,600 barrels of oil at an average price of $79.94 per barrel and 225 MMcf of natural gas at an average price of $3.64 per Mcf.

Note 21 — Summary of Quarterly Results of Operations (Unaudited)
Summarized quarterly financial results for 2012 and 2011 follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
2012
Total revenues	$28,092	$35,312	$40,610	$68,577
Gross profit	16,258	18,748	20,636	33,073
Operating income (loss)	8,220	3,959	4,843	10,143
Equity in earnings (loss) of unconsolidated ventures	724	768	680	12,297
Income (loss) before taxes	5,117	2,203	(1,458)	20,030
Net income (loss) attributable to Forestar Group Inc.	2,802	811	(703)	10,032
Net income (loss) per share — basic	0.08	0.02	(0.02)	0.28
Net income (loss) per share — diluted	0.08	0.02	(0.02)	0.28
2011
Total revenues	$29,840	$25,485	$26,241	$54,007
Gross profit	18,629	14,405	12,928	22,646
Operating income (loss)	984	(2,927)	60,171	(113)
Equity in earnings (loss) of unconsolidated ventures	582	402	648	(30,841)
Income (loss) before taxes	(2,416)	(7,154)	56,574	(34,742)
Net income (loss) attributable to Forestar Group Inc.	(2,473)	(3,921)	36,428	(22,880)
Net income (loss) per share — basic	(0.07)	(0.11)	1.03	(0.65)
Net income (loss) per share — diluted	(0.07)	(0.11)	1.02	(0.65)

Note 22 — Subsequent Event
On February 20, 2013, we entered into an underwriting agreement to sell $125,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2020 (Notes), which includes $15,000,000 aggregate principal amount as a result of the underwriters exercising in full their option to purchase additional Notes. We closed the sale of the Notes on February 26, 2013.
The Notes will pay interest semiannually at a rate of 3.75 percent per annum and will mature on March 1, 2020. The Notes will have an initial conversion rate of 40.8351 per $1,000 principal amount (equivalent to a conversion price of approximately $24.49 per share of common stock and a conversion premium of 37.5 percent based on the closing share price of $17.81 per share of our common stock on February 20, 2013). The initial conversion rate is subject to adjustment upon the occurrence of certain events. Prior to November 1, 2019, the Notes will be convertible only upon certain circumstances, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity. Upon conversion, holders will receive cash, shares of our common stock or a combination thereof at our election.
Net proceeds from the offering were used to repay $68,000,000 under our revolving line of credit, and we also intend to use net proceeds for general corporate purposes, including investments in oil and natural gas exploration and drilling and real estate acquisition and development.

Forestar Group Inc.
Schedule III — Consolidated Real Estate and Accumulated Depreciation
Year-End 2012
(In thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at End of Period
Description	Encumbrances	Land	Buildings & Improvements	Improvements less Cost of Sales and Other	Carrying Costs(a)	Land & Land Improvements	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Entitled, Developed, and Under Development Projects:
CALIFORNIA
Contra Costa County
San Joaquin River		$12,225		$(3,310)		$8,915		$8,915			(b)
COLORADO
Douglas County
Pinery West		7,308		2,219		9,527		9,527		2006	2006
Weld County
Buffalo Highlands		3,001		575		3,576		3,576		2006	2005
Johnstown Farms		2,749		2,643	$188	5,580		5,580		2002	2002
Stonebraker		3,878		(1,271)		2,607		2,607		2005	2005
FLORIDA
Hillsborough County
Bridle Path Estates		2,683				2,683		2,683			2012
GEORGIA
Bartow County
Towne West		936		923		1,859		1,859			(b)
Euharlee North		269		138		407		407			(b)
Parkside at Woodbury		134		374		508		508			(b)
Coweta County
Cedar Creek Preserve		852		228		1,080		1,080			(b)
Corinth Landing		607		585		1,192		1,192			(b)
Coweta South Industrial Park		532		477		1,009		1,009			(b)
Fox Hall		166		2,239		2,405		2,405			(b)
Genesee		480		1,176		1,656		1,656			(b)
Dawson County
Woodlands at Burt Creek		71		1,670		1,741		1,741			(b)
TEXAS
Bastrop County
Hunter’s Crossing		3,613		7,593	358	11,564		11,564		2001	2001
The Colony		8,726		12,575	161	21,462		21,462		1999	1999
Bexar County
Cibolo Canyons		25,569		50,978	1,549	78,096		78,096		2004	1986
Calhoun County
Caracol	$6,517	8,603		3,953	2,047	14,603		14,603		2006	2006
Harbor Mist		2,822		(2,822)		—		—			2007

Forestar Group Inc.
Schedule III — Consolidated Real Estate and Accumulated Depreciation
Year-End 2012
(In thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at End of Period
Description	Encumbrances	Land	Buildings & Improvements	Improvements less Cost of Sales and Other	Carrying Costs(a)	Land & Land Improvements	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Collin County
Lakes of Prosper		$8,951		$7		$8,958		$8,958			2012
Maxwell Creek		9,904		(4,204)	$635	6,335		6,335		2000	2000
Timber Creek	$3,431	7,282		3,053		10,335		10,335		2007	2007
Village Park		6,550		(129)	81	6,502		6,502			2012
Comal County
Oak Creek Estates		1,921		1,892	175	3,988		3,988		2006	2005
Dallas County
Stoney Creek		12,822		1,324	158	14,304		14,304		2007	2007
Denton County
Lantana	5,403	31,451		831		32,282		32,282		2000	1999
The Preserve at Pecan Creek		5,855		857	436	7,148		7,148		2006	2005
Fort Bend County
Summer Lakes		4,269		(1,003)		3,266		3,266			2012
Summer Park		4,803		(1,381)		3,422		3,422			2012
Willow Creek Farms	113	3,479		2,161		5,640		5,640			2012
Harris County
Barrington		8,950		(1,720)		7,230		7,230			2011
City Park	28	3,946		(2,732)	1,641	2,855		2,855		2002	2001
Hays County
Arrowhead Ranch		12,856		1,978		14,834		14,834			2007
Hood County
Harbor Lakes		3,514		355	312	4,181		4,181		2000	1998
Nueces County
Tortuga Dunes		12,080		10,289		22,369		22,369			2006
Tarrant County
Summer Creek Ranch		2,887		(482)		2,405		2,405			2012
The Bar C Ranch		1,365		24		1,389		1,389			2012
Williamson County
Westside at Buttercup Creek		13,149		(10,573)	488	3,064		3,064		1993	1993
Chandler Road Properties	400	3,552		(546)		3,006		3,006		2004	2004
La Conterra		4,023		1,743	293	6,059		6,059			2006
MISSOURI
Clay County
Somerbrook		3,061		(218)	13	2,856		2,856		2003	2001
Other		27,390		(9,284)	823	18,929		18,929
Total Entitled, Developed, and Under Development Projects	$15,892	$279,284	$—	$73,185	$9,358	$361,827	$—	$361,827	$—

Forestar Group Inc.
Schedule III — Consolidated Real Estate and Accumulated Depreciation
Year-End 2012
(In thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at End of Period
Description	Encumbrances	Land	Buildings & Improvements	Improvements less Cost of Sales and Other	Carrying Costs(a)	Land & Land Improvements	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Undeveloped Land and land in entitlement:
CALIFORNIA
Los Angeles County
Land In Entitlement Process		$3,969		$11,393		$15,362		$15,362			1997
GEORGIA
Bartow County
Undeveloped Land		4,055		85		4,140		4,140
Carroll County
Undeveloped Land		6,619		131		6,750		6,750
Land In Entitlement Process		9,309		2,343		11,652		11,652
Cherokee County
Undeveloped Land		3,522		98		3,620		3,620
Land In Entitlement Process		2,400		568		2,968		2,968
Coweta County
Undeveloped Land		473		318		791		791
Land In Entitlement Process		2,128		412		2,540		2,540
Dawson County
Undeveloped Land		2,394		1,761		4,155		4,155
Gilmer County
Undeveloped Land		2,908		22		2,930		2,930
Lumpkin County
Undeveloped Land		3,117		4		3,121		3,121
Paulding County
Undeveloped Land		1,406		242		1,648		1,648
Pickens County
Undeveloped Land		2,400		29		2,429		2,429
TEXAS
Bexar County
Undeveloped Land				1,588		1,588		1,588
Harris County
Land in Entitlement Process		685		1,141		1,826		1,826
San Augustine County
Undeveloped Land		1,610				1,610		1,610
Other
Undeveloped Land		9,692		4,114		13,806		13,806
Land in Entitlement Process		3,179		(1,427)		1,752		1,752
Total Undeveloped Land and land in entitlement	$—	$59,866	$—	$22,822	$—	$82,688	$—	$82,688	$—

Forestar Group Inc.
Schedule III — Consolidated Real Estate and Accumulated Depreciation
Year-End 2012
(In thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount Carried at End of Period
Description	Encumbrance	Land	Buildings & Improvements	Improvements less Cost of Sales and Other	Carrying Costs(a)	Land & Land Improvements	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Income Producing Properties:
NORTH CAROLINA
Mechlanburg County
East Morehead		$5,779		$175		$5,954		$5,954			2012
TENNESSEE
Davidson County
Westmont		11,546		(124)		11,422		11,422			2012
TEXAS
Dallas County
Cedar Hill		2,267		1,231		3,498		3,498			2011
Travis County
Radisson Hotel & Suites	15,400		$10,603	35,668			$46,271	46,271	$(26,279)
Promesa	18,771	2,872		27,226	$551	30,649		30,649	(592)	2006	2006
Hood County
Harbor Lakes Golf Club			1,446	1,615			3,061	3,061	(1,349)	2000	1998
Total Income Producing Properties	$34,171	$22,464	$12,049	$65,791	$551	$51,523	$49,332	$100,855	$(28,220)
Total	$50,063	$361,614	$12,049	$161,798	$9,909	$496,038	$49,332	$545,370	$(28,220)
  _____________________

(a)	We do not capitalize carrying costs until development begins.

(b)	The acquisition date for this land is not available.

Reconciliation of real estate:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$592,322	$585,090	$567,229
Amounts capitalized	143,711	66,338	65,024
Amounts retired or adjusted	(190,663)	(59,106)	(47,163)
Balance at close of period	$545,370	$592,322	$585,090
Reconciliation of accumulated depreciation:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$(26,955)	$(23,438)	$(24,417)
Depreciation expense	(3,640)	(3,547)	(2,582)
Amounts retired or adjusted	2,375	30	3,561
Balance at close of period	$(28,220)	$(26,955)	$(23,438)